Exhibit 99.01

CONTACTS:

	For Media Inquiries:	For Investor Inquiries:

	Jared Tipton Cepheid Corporate Communications Tel: (408) 400 8377 communications@cepheid.com	Jacquie Ross Cepheid Investor Relations Tel: (408) 400 8329 investor.relations@cepheid.com

Cepheid 904 Caribbean Drive Sunnyvale, CA 94089 Telephone: 408.541.4191 Fax: 408.541.4192

CEPHEID ANNOUNCES PRELIMINARY 2012 THIRD QUARTER REVENUE RESULTS

Xpert® Cartridge Backorders to Ship in October, Full Year Revenue Guidance Unchanged

SUNNYVALE, California, September 26, 2012 – Cepheid (Nasdaq: CPHD) today announced preliminary revenue results for the 2012 Third Quarter, ending September 30, 2012.

Based on current projections, Third Quarter revenue is expected to be in the range of $79 to $81 million, lower than targeted due primarily to intermittent interruptions in the supply of Xpert cartridge parts. The parts availability is being addressed and Cepheid is working aggressively to ship orders. However, the company currently expects to exit the quarter with more than $5 million in backorders expected to be fulfilled by the end of October.

“Demand for our Xpert family of molecular tests continues to grow at a fast pace while we simultaneously scale-up our next generation manufacturing operations intended to support our anticipated cartridge demand,” said John L. Bishop, Cepheid’s Chief Executive Officer. “During the Third Quarter, parts issues arose as we were developing higher capacity production tools and processes, limiting our ability to manufacture at the volumes necessary to meet growing demand. We have notified customers that we are working diligently to fulfill orders as quickly as possible, but this will take several more weeks, pushing fulfillment of some orders from the Third Quarter into the Fourth Quarter.”

Continued Bishop, “Excluding this event, Cepheid would have been positioned to deliver total revenue in the range of $84 to $86 million. While there are still a few days left in the quarter, we expect total revenue will reflect a strong contribution from HBDC following the completion of the first buy-down agreement in early August and continued growth in commercial test sales, although we expect this strong performance will be partially offset by weaker US commercial system sales associated with a more challenging capital environment.”

Based primarily on growing test demand, the company continues to expect total revenue to be in the range of $333 to $347 million for the full fiscal year ending December 31, 2012. The company will update its bottom line guidance during its regularly scheduled Third Quarter conference call on Thursday, 18 October, 2012.

Webcast of Cepheid Analyst Event

Cepheid will discuss this and other matters during its 2012 Analyst Event taking place in New York on Thursday, 27 September, 2012, starting at 8 a.m. Eastern Time. Cepheid’s Analyst Event is being webcast live, accessible from the company’s website at http://ir.cepheid.com.

Cepheid’s Third Quarter Results’ Conference Call

With reference to the company’s 2012 Third Quarter results, the company will host a management presentation at 2:00 p.m. Pacific Time on Thursday, October 18, 2012. To access the live webcast, please visit Cepheid’s website at http://ir.cepheid.com at least 15 minutes before the scheduled start time to download any necessary audio or plug-in software. A replay of the webcast will be available shortly following the call and will remain available for at least 90 days.

About Cepheid

Based in Sunnyvale, Calif., Cepheid (Nasdaq: CPHD) is a leading molecular diagnostics company that is dedicated to improving healthcare by developing, manufacturing, and marketing accurate yet easy-to-use molecular systems and tests. By automating highly complex and time-consuming manual procedures, the company’s solutions deliver a better way for institutions of any size to perform sophisticated genetic testing for organisms and genetic-based diseases. Through its strong molecular biology capabilities, the company is focusing on those applications where accurate, rapid, and actionable test results are needed most, such as managing infectious diseases and cancer. For more information, visit http://www.cepheid.com.

Forward-Looking Statements

This press release contains forward-looking statements that are not purely historical regarding Cepheid’s or its management’s intentions, beliefs, expectations and strategies for the future, including those relating to projected future revenues, both for the Third Quarter and Fiscal Year 2012, product sales under the High Burden Developing Country (HBDC) program, commercial test and commercial system sales, resolution of manufacturing scale-up issues and availability of parts supply. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the Company’s current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: our Third Quarter is not yet completed and actual Third Quarter results are subject to our standard quarterly close and review process; our ability to secure sufficient cartridge parts and increase manufacturing throughput of our cartridge production; long sales cycles and variability in systems placements and reagent pull-through in the Company’s HBDC program; our success in increasing commercial and HBDC sales and the effectiveness of our sales personnel; the performance and market acceptance of new products; sufficient customer demand and available capital budgets for our customers; our ability to develop new products and complete clinical trials successfully in a timely manner for new products; uncertainties related to the FDA regulatory and European regulatory processes; the level of testing at clinical customer sites, including for Healthcare Associated Infections (HAIs); the Company’s ability to successfully introduce and sell products in clinical markets other than HAIs; the rate of environmental biothreat testing conducted by the USPS, which will affect the amount of consumable products sold to the USPS; other unforeseen supply, development and manufacturing problems; the potential need for additional intellectual property licenses for tests and other products and the terms of such licenses; lengthy sales cycles in certain markets; the Company’s reliance on distributors in some regions to market, sell and support its products; the occurrence of unforeseen expenditures, acquisitions or other transactions; costs associated with litigation; the impact of competitive products and pricing; the Company’s ability to manage geographically-dispersed operations; and underlying market conditions worldwide. Readers should also refer to the section entitled “Risk Factors” in Cepheid’s Annual Report on Form 10-K, its most recent Quarterly Report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission.

All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.